Exhibit 10.6
August 8, 2007
MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Attention: Hal Goldstein
Telephone: 212-262-0005
Facsimile: 212-262-9356
Ladies and Gentlemen:
     Reference is made to that certain Securities Purchase Agreement, dated as of October 17, 2006, as amended and restated on February 27, 2007 (as so amended and restated, the “Securities Purchase Agreement”), by and among Loral Space & Communications Inc., a Delaware corporation (the “Corporation”), and MHR Fund Management LLC (“Fund Management”) or any of its permitted assignees. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Securities Purchase Agreement.
     In your Notice of Confirmation, dated July 10, 2007, you requested that the Corporation issue 13,886 shares of Series A-1 Preferred Stock as provided in the Corporation’s Threshold Conversion Notice dated July 3, 2007. This letter confirms our agreement that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:
     1.     The Corporation will issue only 880 shares of Series A-1 Preferred Stock to the MHR entities (in the names and amounts set forth on Annex A hereto) instead of the amount set forth in the Threshold Conversion Notice. The balance of the PIK Dividends to be issued for the quarterly period ended July 15, 2007 is equal to 17,949 shares and shall be issued in shares of Series B-1 Preferred Stock to the MHR entities (in the names and amounts set forth on Annex A hereto).
     2.     For purposes of the calculations required for any Threshold Conversion Notice, Notice of Confirmation and Notice of Disagreement delivered pursuant to Section 5.06 of the Securities Purchase Agreement after the date hereof:
     (I)   the number of shares of Series A-1 Preferred Stock and/or Common Stock deemed to be held by the MHR entities shall be increased by a number of shares (a) equal to the number of shares of restricted stock and the number of shares subject to stock options of the Corporation then held personally by Dr. Mark H. Rachesky, and (b) equal to 50% of the number of shares of Common Stock reserved for issuance (the “Reserved Shares”) pending

MHR Fund Management LLC
August 8, 2007

resolution of certain disputed third party claims under that certain Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as modified, dated as of June 3, 2005 of Loral Space & Communications Ltd. and certain of its subsidiaries that are a party thereto (the “Plan”), such number of Reserved Shares not to exceed 71,500 shares; and
     (II)  the number of outstanding shares of Common Stock of the Corporation shall be decreased by a number of shares equal to 45% of the total number of shares of restricted stock (issued to persons other than directors pursuant to the Corporation’s Amended and Restated 2005 Stock Incentive Plan) that are then subject to vesting but have not yet vested as of the date of the applicable Threshold Conversion Notice, Notice of Confirmation and Notice of Disagreement, such number of shares of restricted stock not to exceed 1,000,000 shares.
     If you agree with and accept the foregoing, please sign below.

Sincerely, LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Richard J. Townsend
Name: Richard J. Townsend
Title: Executive Vice President and Chief Financial Officer
AGREED AND ACCEPTED:

MHR FUND MANAGEMENT LLC
By:  /s/  Hal Goldstein
       Name:  Hal Goldstein
       Title:    Vice President

ANNEX A

MHR Entity	Shares of Series A-1 Preferred Stock	Shares of Series B-1 Preferred Stock

MHR Capital Partners Master Account LP	101	2,056

MHR Capital Partners (100) LP	12	237

MHR Institutional Partners II LP	50	1,020

MHR Institutional Partners IIA LP	126	2,570

MHR Institutional Partners III LP	591	12,066

Total:	880	17,949